EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-71077, 333-106878 and 333-267274) on Form S-3 and (Nos. 333-73391, 333-106880, 333-106881, 333-132665, 333-181837, 333-214452, and 333-234350) on Form S-8 of FirstCash Holdings, Inc. of our reports dated February 9, 2026, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of FirstCash Holdings, Inc., appearing in this Annual Report on Form 10-K of FirstCash Holdings, Inc. for the year ended December 31, 2025.

/s/ RSM US LLP

Dallas, Texas
February 9, 2026